Exhibit No. 99

The Allstate Corporation

News Release

For more information:
Michael Trevino

Allstate Media Relations

(847) 402-5600

Allstate Pre-Announces Strong First Quarter 2004 Earnings

Northbrook, Ill., April 7, 2004 – The Allstate Corporation (NYSE: ALL) today announced that it expects first quarter 2004 net income per diluted share to be between $1.27 and $1.31 compared to $0.94 per diluted share for the first quarter of 2003.  This estimate is based on estimated net income of between $900 million and $930 million for the first quarter of 2004 compared to $665 million in the first quarter of 2003.   Net income includes an estimated charge of $0.25 per diluted share for the cumulative effect of a change in accounting principle as a result of adopting the previously disclosed Statement of Position 03-01, “Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts.”

First quarter 2004 operating income per diluted share* is expected to be between $1.38 and $1.42 compared to $0.95 per diluted share for the first quarter of 2003.  This estimate is based on estimated operating income* of between $981 million and $1.01 billion for the first quarter of 2004 compared to $673 million in the first quarter of 2003.

The principal factors contributing to these improved results over the prior year  were higher Property-Liability earned premium, lower claims due to favorable auto and homeowners loss frequency trends, and lower catastrophe losses. In addition, net written premium* increased approximately 6.5% for the quarter over the first quarter of 2003.  Catastrophe losses in the first quarter of 2004 are estimated to be $100 million, compared to $133 million in the first quarter of 2003.   The estimated combined ratio for the first quarter of 2004, before the impact of catastrophe losses, improved more than six points compared to the first quarter of 2003.

“While we benefited from relatively mild weather during the quarter, we’re encouraged by the increasing growth in written premiums and the continuing strong underwriting profitability we saw in the quarter,” said Chairman, President and CEO Edward M. Liddy.  “Our Strategic Risk Management approach to underwriting, pricing and marketing is continuing to improve the quality of our book of business.”

“On April 20, we intend to issue a press release announcing our first quarter 2004 earnings results. At that time, we will also discuss the positive impact our strong first quarter results are expected to have on the outlook for the full year.”

* Measures used in this release that are not based on generally accepted accounting principles (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure and operating measures are defined in the “Definitions of Non-GAAP and Operating Measures” section of this document.

Definitions of Non-GAAP and Operating Measures

Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income, a non-GAAP measure, is income before dividends on preferred securities and cumulative effect of change in accounting principle, after-tax, excluding:

•                  realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments which are reported with realized capital gains and losses but included in operating income,

•                  amortization of deferred policy acquisition costs (“DAC”), to the extent that it resulted from the recognition of realized capital gains and losses, and

•                  (loss) gain on disposition of operations, after-tax.

Net income is the GAAP measure that is most directly comparable to operating income.

We use operating income to evaluate our results of operations and as an integral component for incentive compensation.  It reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses and (loss) gain on disposition of operations.  These items may vary significantly between periods and are generally driven by business decisions and economic developments such as market conditions, the timing of which is unrelated to the insurance underwriting process.  Moreover, we reclassify periodic settlements on non-hedge derivative instruments into operating income to report them in a manner consistent with the economically hedged investment or product attributes (e.g. net investment income and interest credited to contractholder funds) and thereby appropriately reflect trends in product performance.  Therefore, we believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance.  We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator.  Operating income should not be considered as a substitute for net income and does not reflect the overall profitability of our business.

The following table reconciles operating income and net income for the three months ended March 31, 2004 and 2003.

	$ in millions		Per diluted share
($ in millions, except per share data)	Est. March 31, 2004	March 31, 2003	Est. March 31, 2004	March 31, 2003
Operating income	$981 to 1,011	$673	$1.38 to 1.42	$0.95

Realized capital gains and losses, after-tax	103	6	0.15	—

DAC amortization expense on realized capital gains and losses, after-tax	—	(9)	—	(0.01)

Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	—	(2)	—	—

(Loss) gain on disposition of operations, after-tax	(9)	—	(0.01)	—

Income before dividends on preferred securities and cumulative effect of change in accounting principle, after-tax	1,075 to 1,105	668	1.52 to 1.56	0.94

Dividends on preferred securities of subsidiary trust, after-tax	—	(3)	—	—

Cumulative effect of change in accounting principle, after-tax	(175)	—	(0.25)	—

Net income	$900 to 930	$665	$1.27 to 1.31	$0.94

Premiums written, an operating measure, is the amount of premiums charged for policies issued during a fiscal period.  Premiums earned is a GAAP measure.  Premiums are considered earned and are included in financial results on a pro-rata basis over the policy period.  The portion of premiums written applicable to the unexpired terms of the policies is recorded as unearned premiums on our Consolidated Statements of Financial Position. The following table presents a reconciliation of premiums written to premiums earned.

	Three Months Ended March 31,
($ in millions)	Est. 2004	2003
Premiums written	$6,333	$5,937
(Increase) decrease in unearned premiums and other	38	62
Premiums earned	$6,371	$5,999

Combined ratio is based on our Property-Liability GAAP results, and is calculated as the percentage of losses, amortization of Deferred Acquisition Costs, operating costs and expenses and restructuring and related charges to premiums earned.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate provides insurance products to more than 16 million households and has approximately 12,900 exclusive agencies and financial specialists in the U.S. and Canada. Customers can access Allstate products and services through Allstate agents, or in select states at allstate.com and 1-800 Allstate®. EncompassSM and Deerbrook® Insurance brand property and casualty products are sold exclusively through independent agents. Allstate Financial Group includes the businesses that provide life insurance, annuity, retirement, banking and investment products through distribution channels that include Allstate agents, independent agents, worksite, financial institutions and broker-dealers.